Exhibit 99.1

New Capricor Data Reports 100 Percent Survival in Critical COVID-19

Patients Treated with CAP-1002

-U.S. FDA Approves Company’s Expanded Access Protocol to Treat Additional Patients-

LOS ANGELES, Calif. April 29, 2020 -- Capricor Therapeutics (“Capricor”) (NASDAQ: CAPR) a clinical-stage biotechnology company focused on the development of first-in-class biological therapeutics for the treatment and prevention of diseases, announced today new data reporting 100 percent survival in critical COVID-19 patients who were treated with Capricor’s lead asset, off-the-shelf (“allogeneic”) cardiac cell therapy CAP-1002, at Cedars-Sinai Medical Center as part of six compassionate care cases.

Over the course of one month, six critically ill COVID-19 patients, all suffering from acute respiratory distress syndrome (ARDS) and five of whom were on mechanical ventilatory support, were safely treated with CAP-1002. Of the six patients treated, four of them have been discharged. Following a review of the available data, the U.S. Food and Drug Administration (FDA) approved the Company’s expanded access protocol to treat up to 20 additional COVID-19 patients. There is also a randomized, placebo-controlled trial planned to treat patients with moderate and severe disease which is intended to be funded by non-equity capital.

In the compassionate care cases, five male patients and one female patient (between ages 19 and 75) suffering from COVID-19 received IV infusions of 150 million allogeneic cardiosphere-derived cells (CAP-1002). Of the five patients on ventilator support, four patients no longer required ventilator support within just one to four days following the infusion. The fifth patient remains on mechanical ventilation and the sixth patient is receiving supplemental oxygen and is currently clinically stable. Additionally, laboratory biomarkers correlated with poor outcomes were measured in all patients. Following infusion, several patients showed improvements in biomarkers, such as ferritin, absolute lymphocyte counts and CRP. No adverse events related to the administration of CAP-1002 were observed. This data has been submitted for publication.

CAP-1002 demonstrates immunomodulatory properties. Multiple published peer-reviewed studies of CDCs have demonstrated favorable modulation of various inflammatory cytokines and regulation of the immune response. The current understanding of COVID-19’s later stages are thought to be due to overstimulation of the immune system, which triggers a cytokine storm in which the body is overwhelmed with pro-inflammatory molecules. This immune response may become excessive and pathologic, inducing pneumonia, organ failure and death. Therefore, it can be the body's overreaction to COVID-19, rather than the virus itself, that delivers the fatal blow.

"As the global medical community continues to come together in its battle against COVID-19, the results of our initial compassionate care cases are extremely promising and what we had anticipated. We look forward to continuing to treat additional patients under our recently approved expanded access program Investigational New Drug application,” said Dr. Linda Marbán, Ph.D., CEO, Capricor. “CAP-1002 is an easy-to-deliver intravenous therapy that has been administered successfully to over 150 patients to date. Given its novel mechanism of action, it could be a potential game-changer in helping countless COVID-19 patients.”

Capricor is also in late-stage clinical development of CAP-1002 for Duchenne muscular dystrophy (DMD). In DMD, the lack of dystrophin produces abnormal inflammatory responses, which are responsible for much of the damage to skeletal and cardiac muscle. The Company has previously announced that top-line results of HOPE-2, a randomized, placebo-controlled study, will be released by mid-May 2020.

About Capricor Therapeutics

Capricor Therapeutics, Inc. (NASDAQ: CAPR) is a clinical-stage biotechnology company focused on the discovery, development and commercialization of first-in-class biological therapeutics for the treatment and prevention of diseases. Capricor’s lead candidate, CAP-1002, is an allogeneic cell therapy that is currently in clinical development for the treatment of Duchenne muscular dystrophy. Capricor is also investigating the field of extracellular vesicles and exploring the potential of exosome-based candidates to treat or prevent a variety of disorders. For more information, visit www.capricor.com and follow the Company on Facebook, Instagram and Twitter.

About CAP-1002

CAP-1002 consists of allogeneic “off-the-shelf” cardiosphere-derived cells, or CDCs, a type of cardiac cell therapy that has been shown in pre-clinical and clinical studies to exert potent immunomodulatory activity. It is being investigated for its potential to modify the immune system’s activity to encourage cellular regeneration. The cells function by releasing exosomes that are taken up largely by macrophages and T-cells and begin a cycle of repair. CDCs have been the subject of over 100 peer-reviewed scientific publications and administered to approximately 150 human subjects across several clinical trials.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release regarding the efficacy, safety, and intended utilization of Capricor's product candidates; the initiation, conduct, size, timing and results of discovery efforts and clinical trials; the pace of enrollment of clinical trials; plans regarding regulatory filings, future research and clinical trials; regulatory developments involving products, including the ability to obtain regulatory approvals or otherwise bring products to market; plans regarding current and future collaborative activities and the ownership of commercial rights; scope, duration, validity and enforceability of intellectual property rights; future royalty streams, revenue projections; expectations with respect to the expected use of proceeds from the recently completed offerings and the anticipated effects of the offerings, and any other statements about Capricor's management team's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "could," "anticipates," "expects," "estimates," "should," "target," "will," "would" and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. More information about these and other risks that may impact Capricor's business is set forth in Capricor's Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the Securities and Exchange Commission on March 27, 2020. All forward-looking statements in this press release are based on information available to Capricor as of the date hereof, and Capricor assumes no obligation to update these forward-looking statements.

CAP-1002 is an Investigational New Drug and is not approved for any indications. None of Capricor’s exosome-based candidates have been approved for clinical investigation.

For more information, please contact:

Media Contact:
Caitlin Kasunich
KCSA Strategic Communications
ckasunich@kcsa.com

212.896.1241

Investor Contact:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

617.435.6602

Company Contact:

AJ Bergmann, Chief Financial Officer

abergmann@capricor.com
310.358.3200